Exhibit 1

(Translation)

To whom it may concern
May 12, 2008
Contact Information:
NIS GROUP CO., LTD.
Akihiro Nojiri
Senior Executive Director & Executive Officer
Tel: (TOKYO) +81-3-3348-2424
E-mail:Info-ir@nisgroup.co.jp
URL: http://www.nisgroup.jp/english
Notice Regarding Adjustments in Financial Forecasts (Consolidated and Non-consolidated) and
Impairment of Securities
     NIS GROUP CO., LTD. (the “Company”) hereby announces that, as described below, it has revised its full-year financial forecasts for the fiscal year ending March 31, 2008 (Japanese GAAP), which were made public on January 31, 2008. The Company also announces the impairment of certain securities.
1. Adjustments in Financial Forecasts for the Fiscal Year Ending March 31, 2008 (April 1, 2007 ~ March 31, 2008)

(1) Consolidated	(Units: Millions of yen, except percentages)

					Net Income
	Operating	Operating	Ordinary	Net Income	(Losses)
	Revenue	Income	Income	(losses)	Per Share
Previous Projections (A)	87,500	(5,500)	(7,500)	(30,000)	(214.87) yen
Revised Figures (B)	83,000	(15,500)	(17,500)	(45,200)	(289.60) yen
Difference (B-A)	(4,500)	(10,000)	(10,000)	(15,200)	(74.73) yen
Percent Change (%)	(5.1)	—	—	—	—
(For reference) Previous Fiscal Year’s Results	88,152	10,435	9,323	8	0.06 yen

Note: A reverse stock split was implemented effective August 31, 2007 (1-for-20 reverse stock split). The above figures in “Net Income (Losses) Per Share” have been adjusted accordingly, in order to simplify comparison.

(2) Non-Consolidated	(Units: Millions of yen, except percentages)

					Net Income
	Operating	Operating	Ordinary	Net Income	(Losses)
	Revenue	Income	Income	(losses)	Per Share
Previous Projections (A)	28,000	(14,000)	(10,000)	(32,000)	(229.19) yen
Revised Figures (B)	28,100	(20,700)	(16,500)	(45,700)	(292.80) yen
Difference (B-A)	(100)	(6,700)	(6,500)	(13,700)	(63.61) yen
Percent Change (%)	(0.4)	—	—	—	—
(For reference) Previous Fiscal Year’s Results	36,622	1,896	4,947	64	0.46 yen

Note: A reverse stock split was implemented effective August 31, 2007 (1-for-20 reverse stock split). The above figures in “Net Income (Losses) Per Share” have been adjusted accordingly, in order to simplify comparison.

2. Reasons for the adjustments in the financial forecasts
     The Company has been working to enhance its financial base through significant restructuring of its business structure and implementation of a management reform program to improve operational efficiency, while transitioning its loan portfolio, with the objective to fundamentally transform into a corporate structure which can produce stable growth and profits in the future.
     Under these circumstances, the Company revised its financial forecasts for consolidated operating income and consolidated ordinary income as described above, due to ¥7,592 million of additional costs relating to loan losses reflecting a revision of estimates for allowance in a more conservative manner, as well as efforts toward sales of loans receivable. In addition, the Company recorded ¥1,762 million of losses on revaluation of inventories as a result of early adoption of Accounting Standards Board Statement No. 9 “Accounting Standards for Measurement of Inventories” issued by the Accounting Standards Board of Japan on July 5, 2006.
     The Company also now provides guarantees of loans receivable and indemnification for claims for excess interest repayments of APREK CO., LTD. following a new share issuance through third party allotment by APREK CO., LTD., as announced in the press release “Notice Regarding Change in a Subsidiary” dated on March 4, 2008. Accordingly, the Company recorded ¥2,963 million of reserve for losses on group businesses in order to provide for estimated probable losses. In addition, the Company recorded ¥1,923 million, in excess of the amount previously announced, of impairment of investment securities reflecting a decline in the market prices of securities held, and losses on sales of investment securities due to sales of securities held in order to enhance its financial base. Therefore, the Company revised its financial forecasts of consolidated net income as described above.
3. Impairment of Securities as of March 31, 2008 (Non-consolidated)
     With respect to securities which the Company holds, the Company recognized impairment of securities whose market or actual values became substantially lower compared to their book value, in accordance with the “Accounting Standard for Financial Instruments” under Japanese GAAP.
(Units: Millions of yen, except percentages)

(A) Total amount of devaluation of securities as of March 31, 2008	12,481

(B) Net assets as of March 31, 2007	78,820
(A / B X 100)	(15.8%)

(C) Ordinary income for the fiscal year ended March 31, 2007	4,947
(A / C X 100)	(252.3%)

(D) 5 year average amount of net income	4,743
(A / D X 100)	(263.1%)

These materials contain forward-looking statements about our industry, our business, our plans and objectives, our financial condition and our results of operations that are based on our current expectations, assumptions, estimates and projections. These forward-looking statements are subject to various risks and uncertainties. These statements discuss future expectations, identify strategies, discuss market trends, contain projections of results of operations or of financial condition, or state other forward-looking information. Known and unknown risks, uncertainties and other factors could cause our actual results to differ materially from and be worse than those contained in or suggested by any forward-looking statement. We cannot promise that our expectations, projections, anticipated results, estimates or other information expressed in or underlying these forward-looking statements will turn out to be correct. Important risks and factors that could cause our actual results to differ materially from these forward-looking statements include without limitation the following: weak domestic economic conditions; the growing variety of legal means with which debtors can seek protection from creditors; changes to our portfolio of products and services and expansion into new business areas; the effect of fluctuations in the value of real estate held or securing loans; fluctuation in market environments regarding our investments; our ability to pursue and maintain profitable strategic alliances, joint ventures and strategic investments; increasing competition in the loan servicing market; risks associated with doing business in China; any future inability to obtain funds from lenders or access the debt capital markets on favorable terms; an increase in prevailing market interest rates; failure to implement our business strategies; the failure of our risk management systems; our ability to adequately evaluate or control risks associated with loans or guarantees we make or related collateral; any disruption or other difficulties experienced by our information or technological systems and networks; misconduct by an employee or director and our exposure to negative publicity of the consumer or business finance industries; failure to maintain the confidentiality of personal information of our customers; and the influence of our chairman and his family over important decisions; as well as other factors identified in the Company's annual report on Form 20-F and other filings with the U.S. Securuties and Exchange Commission.